Supplement Dated September 17, 2002
                       to the Prospectus Dated May 1, 2002
                         LBL Advantage Variable Annuity



In the section entitled "Investment Alternatives: The Fixed Account Options" on page 21, the following sentence is added after the last sentence of the first paragraph:

Loan Payments may not be allocated to the Fixed Account(s).



The following sentence is added to the end of the fifth paragraph on page 29:

We will charge a Withdrawal Charge and apply a Market Value Adjustment, if applicable, on a distribution to repay the loan in full, in the event of loan default.



The following sentences are added to the end of the first full paragraph from the bottom on page 29:

Generally, loan payments are allocated to the Subaccount(s) in the proportion that you have selected for Purchase Payments. Allocations of loan payments are not permitted to the Fixed Accounts (Guaranteed Maturity Fixed Account and Dollar Cost Averaging Fixed Account Option). If your Purchase Payment allocation includes any of the Fixed Accounts, the percentages allocated to the Fixed Accounts will be allocated instead to the PIMCO Money Market Subaccount.